Registration No. 333-184241

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-184241

UNDER

THE SECURITIES ACT OF 1933

Patheon Inc.

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Patheon Pharmaceutical Services Inc. 4721 Emperor Boulevard, Suite 200 Durham, NC	27703
(Address of Principal Executive Offices)	(Zip Code)

Michael E. Lytton

Executive Vice President, Corporate Development

and Strategy, and General Counsel

Patheon Inc.

c/o Patheon Pharmaceuticals Services Inc.

4721 Emperor Blvd., Suite 200

Durham, NC 27703

(919) 226-3325

(Name and Address of Agent For Service)

(978) 370-2700

(Telephone Number, Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (No. 333-184241) (the “Registration Statement”), filed with the Securities and Exchange Commission on October 2, 2012, of Patheon Inc. (the “Registrant”) pertaining to the registration of securities with an aggregate offering price of up to $100,000,000 issuable by the Registrant.

On November 18, 2013, the Registrant entered into an Arrangement Agreement (the “Arrangement Agreement”) with JLL/Delta Patheon Holdings, L.P., a limited partnership (“Newco”) under which the Registrant would be taken private pursuant to a court-approved plan of arrangement (the “Arrangement”) under the Canada Business Corporations Act. Newco is sponsored by an entity controlled by JLL Partners, Inc. and Koninklijke DSM N.V. Assuming the completion of the proposed Arrangement, the Registrant will become an indirect wholly owned subsidiary Newco.

As a result of the proposed Arrangement, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement, to hereby terminate the effectiveness of the Registration Statement, and in accordance with the undertakings of the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, and to deregister all of the securities which remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Durham, North Carolina on this 28th day of February, 2014.

PATHEON INC.

By:	/s/ Stuart Grant
Executive Vice President, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel Agroskin Daniel Agroskin	Director	February 28, 2014

/s/ Michel Lagarde Michel Lagarde	Director	February 28, 2014

/s/ Paul S. Levy Paul S. Levy	Director	February 28, 2014

/s/ James C. Mullen James C. Mullen	Director, Chief Executive Officer (Principal Executive Officer)	February 28, 2014

/s/ Nicholas O’Leary Nicholas O’Leary	Director	February 28, 2014

/s/ Brian G. Shaw Brian G. Shaw	Director	February 28, 2014

/s/ David E. Sutin David E. Sutin	Director	February 28, 2014

/s/ Joaquin B. Viso Joaquin B. Viso	Director	February 28, 2014

/s/ Derek Watchorn Derek Watchorn	Director	February 28, 2014

/s/ Dean F. Wilson Dean F. Wilson	Vice President, Corporate Controller (Principal Accounting Officer)	February 28, 2014

/s/ Stuart Grant Stuart Grant	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	February 28, 2014